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                                                                     EXHIBIT 4


                   SECOND AMENDMENT TO SHAREHOLDER RIGHTS PLAN


                 SECOND AMENDMENT (the "Amendment"), dated as of September 10, 1995, of the SHAREHOLDERS RIGHTS PLAN, dated as of January 16, 1990, as amended as of January 21, 1992 (the "Rights Plan"), of The Summit Bancorporation, a New Jersey corporation (the "Company").

                 WHEREAS, the Company desires to amend the Rights Plan; and

                 WHEREAS, the Board of Directors of the Company deems it desirable to amend the Rights Plans as provided herein pursuant to the provisions of Section 23 of the Rights Plan.

                 NOW THEREFORE, the Rights Plan is hereby amended as follows:

                 1.       Amendment.

                 (a) Section 1(a) of the Rights Plan is hereby amended by inserting the following sentence as the end of the definition of "Acquiring Person":

         "Notwithstanding the foregoing, an "Acquiring Person" shall not include, until the termination of the Option (as defined in the Stock Option Agreement (the "Stock Option Agreement") dated as of September 11, 1995, by and between the Company and UJB Financial Corp. ("UJB")) in accordance with the terms of the Stock Option Agreement prior to any exercise thereof, UJB or any Affiliate or Associate of UJB, as a result of their becoming a Beneficial Owner or Common Shares by reason of the approval, execution, or delivery of the Stock Option Agreement or the Merger Agreement (the "Merger Agreement") dated September 11, 1995 by and between the Company and UJB, or by reason of the consummation of any transaction contemplated by the Stock Option Agreement or the Merger Agreement, so long as UJB and any Affiliate or Associate of UJB is not the Beneficial Owner of any Common Shares, other than (w) Common Shares of which UJB or any Affiliate or Associate of UJB is or becomes the Beneficial Owner by reason of the approval, execution, or delivery of the Stock Option Agreement or the Merger Agreement, or by reason of the consummation of any transaction contemplated by the Stock Option Agreement or the Merger Agreement, (x) Common Shares Beneficially Owned by UJB or any Affiliate or Associate of UJB on the date hereof, (y) Common Shares of which UJB or any Affiliate or Associate of UJB inadvertently becomes the Beneficial Owner after the date hereof, provided that the number of such Common Shares does not exceed 1/2 of 1% of the Common Shares outstanding on the date hereof and that UJB or any such Affiliate or Associate, as the case may be, divests such Common


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         Shares as soon as practicable after it becomes aware of such acquisition, and (z) Common Shares Beneficially Owned or otherwise held by UJB or any Affiliate or Associate of UJB in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in either case in the ordinary course of its banking business."

                 (b) Section 7(a) of the Rights Plan is hereby amended by replacing the "or" immediately preceding to subclause (iii) with a comma and by inserting the following phrase at the end thereof:

         "or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger (as defined in the Merger Agreement)."

                 2. Effectiveness. This Amendment shall be deemed to be in force and effective immediately prior to the execution and delivery of the Merger Agreement. Except as amended hereby, the Rights Plan shall remain in full force and effect and shall be otherwise unaffected hereby.

                 3. Defined Terms. Unless otherwise defined herein, all defined terms used herein shall have the same meanings given to them in the Rights Plan.

                 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of New Jersey and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                 5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall together constitute but one and the same instrument.

                 IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the day and year first above written.

                                        THE SUMMIT BANCORPORATION



                                        By: s/ Robert G. Cox
                                            -------------------------------
                                            Name: Robert G. Cox
                                            Title: President and Chief
                                                     Executive Officer


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